Exhibit 99.1
Federal Reserve does not object to capital plan

BBVA Compass announces Federal Reserve response to 2015 CCAR capital plan
HOUSTON, March 11, 2015 - BBVA Compass Bancshares, Inc., a Sunbelt-based bank holding company (BBVA Compass), announced today that the Board of Governors of the Federal Reserve System (Federal Reserve) did not object to its capital plan and capital actions proposed in the capital plan. BBVA Compass’ capital plan includes an increase in the annual common dividend from $102 million to $115 million. The common dividends are subject to approval by BBVA Compass’ board of directors.

“These results further demonstrate the strength of our bank, our sound risk profile and the prudent management of our capital position while growing our business,” said Manolo Sánchez, chairman and CEO of BBVA Compass. “Our capital management plan is appropriate given our current economic outlook and capital position.”

BBVA Compass submitted its capital plan, approved by its board of directors, to the Federal Reserve in January 2015 as part of the Comprehensive Capital Analysis and Review (CCAR) of the 31 largest U.S. bank holding companies. The capital plan includes proposed potential capital actions covering the period from April 1, 2015 through June 30, 2016.

On March 5, the Federal Reserve disclosed the results of its 2015 Dodd-Frank Act Stress Test (DFAST) for those same 31 bank holding companies. Each of BBVA Compass’ projected regulatory capital ratios exceed the applicable regulatory minimums as defined by the Federal Reserve for all of the periods covered under the hypothetical supervisory severely adverse scenario.

Additional information pertaining to BBVA Compass’ DFAST and CCAR results can be found on its website at www.bbvacompass.com under the Investor Relations tab.

Contact details:
Jena Moreno	Ed Bilek
Corporate Communications	Investor Relations
Tel. 713.831.5867	Tel. 205.297.3331
jena.moreno@bbva.com	ed.bilek@bbva.com

About BBVA Compass

BBVA Compass Bancshares, Inc. is a Sunbelt-based bank holding company whose lead subsidiary, BBVA Compass, operates 672 branches, including 341 in Texas, 89 in Alabama, 77 in Arizona, 62 in California, 45 in Florida, 38 in Colorado and 20 in New Mexico. BBVA Compass ranks among the top 25 largest U.S. commercial banks based on deposit market share and ranks among the largest banks in Alabama (2nd), Texas (4th) and Arizona (5th). BBVA Compass has been recognized as one of the leading small business lenders by the Small Business Administration (SBA) and in 2014 ranked 12th nationally in total SBA loan volume. BBVA Compass earned the top ranking with customers in American Banker’s 2014 annual reputation survey of the top 25 largest U.S. retail banks. Additional information about BBVA Compass can be found under the Investor Relations tab at www.bbvacompass.com, by following @BBVACompassNews on Twitter or visiting newsroom.bbvacompass.com.

About BBVA Group

Europe
Belgium / France / Germany / Italy / Portugal / Russia / Spain / Switzerland / Turkey / U.K.
North America
Mexico / USA
Asia - Pacific
Australia / China / Hong Kong / India / Indonesia / Japan / Singapore / South Korea / Taiwan / UAE
South America
Argentina / Bolivia / Brazil / Chile / Colombia / Paraguay / Peru / Uruguay / Venezuela

$791	51	31	7,371	22,104	108,770
billion in total assets	million customers	countries	branches	ATMs	employees

BBVA Compass Bancshares, Inc. is a wholly owned subsidiary of BBVA (NYSE: BBVA) (MAD: BBVA). BBVA is a customer-centric global financial services group founded in 1857. The Group has a solid position in Spain, is the largest financial institution in Mexico and has leading franchises in South America and the Sunbelt region of the United States. Its diversified business is geared toward high-growth markets and relies on technology as a key sustainable competitive advantage. Corporate responsibility is at the core of its business model. BBVA fosters financial education and inclusion, and supports scientific research and culture. It operates with the highest integrity, a long-term vision and applies the best practices. The Group is present in the main sustainability indexes. More information about the BBVA Group can be found at www.bbva.com.

Forward-Looking Statements
Certain statements in this press release may contain forward-looking statements about the Company and its industry that involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding our future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to the Company, constitute forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. These forward-looking statements reflect the Company’s views regarding future events and financial performance. Such statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond the Company’s control, that could cause actual results to differ materially from anticipated results. If the Company’s assumptions and estimates are incorrect, or if the Company becomes subject to significant limitations as the result of litigation or regulatory action, then the Company’s actual results could vary materially from those expressed or implied in these forward-looking statements. The forward-looking statements are and will be based on the Company’s then current views and assumptions regarding future events and speak only as of their dates made. The Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by securities law. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 11, 2015, as updated by our subsequent SEC filings.